Aston Funds

EXHIBIT TO ITEM 77M

MERGERS

	On December 13, 2012, the Board of Trustees of Aston Funds (the "Trust") approved an agreement and plan of reorganization (the "Agreement") (and the related transactions) providing for (i) the transfer of all of the assets of ASTON Small Cap Fund (formerly, ASTON/Veredus Small Cap Growth Fund) (the "Fund") to the ASTON/LMCG Small Cap Growth Fund (formerly, ASTON Small Cap Growth Fund) (the "LMCG Small Cap Growth Fund") in exchange solely for shares of beneficial interest of the LMCG Small Cap Growth Fund and the assumption by the LMCG Small Cap Growth Fund of all the liabilities of the Fund; and (ii) the distribution by the Fund of all the shares of each class of the LMCG Small Cap Growth Fund received by the Fund to the holders of shares of the corresponding class of the Fund in complete liquidation and termination of the Fund. [The purpose of the transaction was to merge the Fund into LMCG Small Cap Growth Fund.] Shareholders of the Fund approved the Agreement (and the related transactions) at a shareholder meeting held on April 16, 2013 and the closing date of the transactions was April 22, 2013. The reorganization was accomplished by a tax-free exchange of shares on April 19, 2013.

      Circumstances and details of the reorganization are described and incorporated by reference to N-14/A filed with the Securities and Exchange Commission ("SEC") via Edgar on March 4, 2013 (Accession No.: 0001193125-13-089846) and 497(b)
filed with SEC via Edgar on March 6, 2013 (Accession No:
0001193125-13-093541).